SECURITIES  AND EXCHANGE COMMISSION
                   Washington,  D.C.    20549


                ---------------------------------


                            FORM 8-K

                         CURRENT REPORT



             Pursuant to Section 13 or 15 (d) of the
                 Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported ):
                         April 17, 1996
                         --------------



               MAINSTREET  BANKGROUP INCORPORATED
             --------------------------------------
             (Exact name of as specified in charter)


       Virginia             0-8622           54-1046817
     ---------------     -------------    -----------------
     (State or other     (Commission        (IRS Employer
     jurisdiction of      File Number)    Identification No.)
     incorporation)


       P.O. BOX 4831, Martinsville, Virginia    24115-4831
      -----------------------------------------------------
      (Address of principal executive offices ) (Zip Code)


Registrant's telephone number, including area code: 540-666-6724






Item 5.    Other Events
           ------------

     This current report on Form 8-K is being filed by MainStreet BankGroup Incorporated ("Registrant") to report Registrant's agreement to acquire The First National Bank of Clifton Forge, Clifton Forge, Virginia, subject to regulatory approval and approval by the shareholders of The First National Bank of Clifton Forge. Under terms of the agreement, Registrant agreed to exchange a maximum of 5.55 and a minimum of 4.89 shares of its common Stock for each share of First National Bank of Clifton Forge's 315,000 shares of common stock. Holders of up to 10% of the Bank's shares will be given the option of exchanging Bank shares for $83.20 cash. If no shareholder elects cash and the
5.55 share maximum is used for the exchange ratio, 1,748,250 shares of Registrant's common stock will be issued in the transaction. At March 31, 1996, Registrant had 8,574,044 shares outstanding.

     The First National Bank of Clifton Forge was chartered in
1901 and serves the Town of Clifton Forge and Alleghany, Bath, and Botetourt counties. At December 31, 1995, the Bank reported total assets of $74 million.

     Registrant is a multi-community bank holding company headquartered in Martinsville, Virginia. It has six community banks (28 offices) with total assets of $910 million and currently serves the following markets: City of Martinsville and Henry County; the Towns of Hillsville and Galax, and Carroll and Grayson Counties; the Towns of Ferrum and Rocky Mount and Franklin County; the Town of Forest, City of Lynchburg and Bedford, Campbell and Amherst Counties; the Town of Stuart and Patrick County; the Towns of Saltville and Chilhowie and Smyth County, Virginia and contiguous areas.
















                           Signatures
                           ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                         MAINSTREET BANKGROUP INCORPORATED

Date:   April  19, 1996

                         By:  JAMES E. ADAMS
                              ------------------------------
                              James E. Adams
                              Senior Vice President/Chief
                              Financial Officer/Treasurer